EXHIBIT 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333-167144, 333-187384, 333-194483, No. 333-199535 and No. 333-212326)) and related Prospectuses and on Form S-8 (No. 333-173155, No. 333-118897, No. 333-113420, No. 333-141306, No. 333-139717 and No. 333-214775) pertaining to the Employees’ Stock Option Plan of Pointer Telocation Ltd., of our report dated 16th. February 2016, with respect to the financial statements of POINTER DO BRASIL COMERCIAL LTDA., for the year ended 31st December, 2015 included at the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended 31st December, 2016, filed with the Securities and Exchange Commission.

São Paulo, Brazil, 27th. April 2017

Ricardo Julio Rodil

Engagement Partner

BWEL Auditores Independentes S/S.

(formerly, Baker Tilly Brasil Auditores Independentes S/S.)